SPECTRAL CAPITAL ACQUISITON OF QUANTOMO OU ACQUISITION AGREEMENT

Date: 10 September 2024

Parties:

•Spectral Capital Corp. (“Purchaser”), a corporation incorporated under the laws of Washington with its principal place of business in Seattle, Washington.

•Quantomo OU. (“Seller” or “Parent”), a corporation incorporated under the laws of Estonia with its principal place of business in Tallinn, Estonia.

1. Transaction Overview

Spectral Capital Corp. will acquire 100% of the issued and outstanding shares of Quantomo OU., for a total purchase price of $8,135,000 USD, paid through the issuance of Spectral Capital Corp. stock plus $135,000 (equivalent to 120,000 euros) in cash.

2. Consideration

Purchase Price: The purchase price of $8,135,000 USD will be paid through the issuance of 2,000,000 shares of Spectral Capital Corp. common stock at a value of $4.00 USD per share and a one-time cash payment of $135,000 (equivalent to 120,000 euros).

3. Quantomo OU Utility

Spectral Capital Corp. will acquire ownership of the Quantomo OU tomography protocols and any and all technology currently under development.

Quantomo OU. will assist Spectral Capital Corp. in ensuring adequate systems are in place for tracking, monitoring, and ensuring compliance with all necessary protocols.

5. Conditions Precedent

The following conditions must be met prior to the closing of the transaction:

1.Approval by the boards of directors of Spectral Capital Corp. and Quantomo OU

2.All necessary regulatory approvals and compliance with applicable securities and commercial laws.

3.Completion of satisfactory due diligence by both parties, including financial, legal, technical, and operational audits.

4.Execution of all necessary legal agreements.

5.Confirmation that all Quantomo OU holders have been duly notified and rights have been protected according to this term sheet.

6. Closing Date

The closing of the transaction is expected to occur within 60 days of signing this term sheet, subject to the satisfaction of all conditions precedent. A delay of up to 30 days may be permitted in case of regulatory hurdles, after which either party may choose to terminate the agreement under the provisions in Section 11.

7. Representations and Warranties

Both Spectral Capital Corp. and Quantomo OU. will provide the following representations and warranties, among others:

1.Each party has the requisite power and authority to enter into and perform the terms of this agreement.

2.The shares to be issued by Spectral Capital Corp. will be duly authorized, validly issued, fully paid, and non-assessable and will be delivered under Rule 144 with a two-year restriction period, compliant with applicable securities laws. Shares will be released in increments every six (6) months.

3.Any and all intellectual property, will be transferred free of any encumbrances, liens, or claims by third parties.

4.Intellectual property rights, including those related to the tomography protocols, must be transferred free of any encumbrances, liens, or third-party claims. Both Spectral Capital Corp. and Quantomo OU agree to conduct a full review of any existing intellectual property claims, liens, or pending litigation before the transfer of such rights to ensure a clean and unencumbered transition of ownership.

8. Indemnification

Each party agrees to indemnify, defend, and hold the other harmless from and against any and all liabilities, losses, damages, or expenses (including reasonable attorneys' fees) arising from:

1.Any breach of representation, warranty, or covenant made in this agreement.

2.Any claims related to intellectual property infringement or legal challenges arising from the use or transfer.

Indemnifications will survive for three (3) years post-closing, except for intellectual property claims, which will survive for five (5) years.

9. Governing Law and Dispute Resolution

This agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflict of laws principles.

Any disputes arising under this term sheet will be resolved through arbitration under the rules of the American Arbitration Association (AAA), with the venue in Seattle, Washington. Each party will bear its own costs for arbitration.

10. Confidentiality

Both parties agree to maintain the confidentiality of this term sheet and the details of the proposed transaction, except as may be required by law or as mutually agreed upon in writing.

11. Termination

This term sheet may be terminated by either party upon written notice to the other, prior to the execution of a definitive agreement, without liability.

If either party fails to meet the conditions precedent or a material breach occurs during the negotiation period, the other party may terminate the agreement without further obligation, subject to any costs or expenses incurred in reliance on this term sheet.

12. Post-Acquisition Transition Plan

The Quantomo OU Management team will oversee the transition period, ensuring the seamless integration of Quantomo OU’s technology into Spectral Capital's operations.

This process will occur in accordance with a detailed timeline that includes technology transfer and service continuity milestones. Key tasks must be completed within 120 days post-closing, and regular reports will be provided to both management teams.

13. Non-Binding Agreement

Except for the sections on confidentiality, indemnification, and governing law, this term sheet is non-binding and serves as a framework for the preparation of a definitive acquisition agreement.

14. Other Considerations

There are no regulatory considerations beyond those that are normal and ordinary for this type of transaction. No fees or penalties will apply for termination of this agreement prior to the execution of a definitive acquisition agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Spectral Capital		Quantomo OU

By	/s/ Jenifer Osterwalder	By	/s/ Sascha Zilger
Name	Jenifer Osterwalder	Name	Sascha Zilger
Title	CEO	Title	CEO
Date	18 September 2024	Date	18 September 2024